SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

New Federal-Mogul Corporation (1)

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation or Organization)	20-8350090 (I.R.S. Employer Identification Number)

26555 Northwestern Highway, Southfield, Michigan (Address of Principal Executive Offices)	48033 (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
None.

Securities to be registered pursuant to Section 12(g) of the Act:

Warrants to purchase Federal-Mogul Corporation Class A Common Stock, par value $.01 per share.

(Title of Class)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☑

Securities Act registration statement file number to which this form relates:	Not applicable

(1)	Prior to the issuance of securities registered on this Form 8-A, New Federal-Mogul Corporation will change its name to Federal-Mogul Corporation.

Item 1. Description of the Registrant’s Securities to be Registered
SIGNATURE
EXHIBIT INDEX
Form of Warrant Agreement

Item 1. Description of the Registrant’s Securities to be Registered.
Preliminary Note
     The warrants (the “Warrants”) to purchase Class A Common Stock, par value $0.01 per share, covered by this registration statement will be issued by New Federal-Mogul Corporation, a Delaware corporation (“Federal-Mogul”), upon the effective date (the “Effective Date”) of the Fourth Amended Joint Plan of Reorganization for Federal-Mogul Corporation and Its Affiliated Debtors and Debtors-In-Possession (as Modified) (the “Plan”), filed in the bankruptcy proceedings (the “Bankruptcy Proceedings”) of Federal-Mogul Corporation, a Michigan corporation (“Existing Federal-Mogul”), and certain of its subsidiaries in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). Pursuant to the terms of the Plan, upon the Effective Date, Existing Federal-Mogul will be merged with and into Federal-Mogul, with Federal-Mogul surviving the merger. In this registration statement, we refer to Federal-Mogul Corporation, the Delaware corporation, as “we,” “us,” “our” and the “Company.”
     The following describes matters to be in effect upon the Effective Date, does not purport to be complete and is subject to and qualified by the full terms of the Warrant Agreement, as set forth in Exhibit 4.1 to this registration statement that are incorporated by reference in this Item 1.
     The description of the Warrants that follows assumes that the Plan has become effective and that the provisions of the Warrant Agreement (the “Warrant Agreement”) by and between the Company and Mellon Investor Services LLC (the “Warrant Agent”) set forth in Exhibit 4.1 are effective. The following is a summary only and is qualified in its entirety by reference to the Warrant Agreement.
Warrants
As part of the Plan, will enter into the Warrant Agreement on or prior to the Effective Date for the issuance of Warrants. The aggregate number of Warrants to be issued is 6,951,871. As part of the Plan, Existing Federal Mogul holders of (i) common stock, (ii) Series C ESOP convertible preferred stock and (iii) 7% Convertible Junior Subordinated Debentures shall be entitled to receive the Warrants. The Warrants have the following terms:
•	The Warrants shall be issued in global form.

•	Each Warrant shall entitle the holder to purchase one share of Class A Common Stock at the exercise price.

•	The exercise price of the Warrants is $45.815 per share of Class A Common Stock.

•	The exercise period for the warrants will begin on the Effective Date, and will expire at 5:00 p.m., New York City Time on the seventh anniversary of the Effective Date. Each warrant not exercised before the expiration of this exercise period will become void, and all rights thereunder will terminate regardless of whether the Warrants have become exercisable as described below.

•	If the Company reorganizes its capital, reclassifies its capital stock, consolidates or merges with or into another Person (the “Transaction”), other than as a result of a stock dividend, stock split, reverse stock split, recapitalization or the like, and pursuant to the terms of such Transaction, the consideration to be paid or distributed to or otherwise received by the holders of Common Stock consists of shares of common stock of the surviving corporation or resulting entity and or cash, shares of stock or other securities or property of any nature whatsoever (“Other Property”), each Warrant holder shall have the right to receive upon exercise of a Warrant, solely the number of shares of common stock of the surviving corporation or resulting entity and/or such amount of Other Property receivable pursuant to the Transaction by a holder of the number of shares of Warrant for which a Warrant is exercisable prior to the effective time of such Transaction.

•	No fractional shares of Class A Common Stock will be issued on exercise of the Warrants. The actual distribution shall be rounded as follows: (i) fractions of 1/2 or greater shall be rounded to the next higher whole number and (ii) fractions of less than 1/2 shall be rounded to the next lower whole number.

•	A global warrant may not be transferred as a whole except by the depositary of the Warrants (the “Depositary”) to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. The transfer and exchange of beneficial interests in a global warrant shall be effected through the Depositary.

•	The number of shares of Class A Common Stock for which a Warrant is exercisable and the exercise price therefor shall be subject to adjustment on the occurrence of certain events, including, but not limited to: if at any time, the Company (i) takes a record of the holders of its Class A Common Stock for the purpose of entitling them to receive a dividend payable in, or other, distribution of, additional shares of Class A Common Stock; (ii) subdivides its outstanding shares of Class A Common Stock into a larger number of shares of Class A Common Stock, or (iii) combines its outstanding shares of Class A Common Stock into a smaller number of shares of Class A Common Stock, then (a) the number of shares of Class A Common Stock for which a Warrant is exercisable immediately after the occurrence of any such event shall be adjusted to equal the number of shares of Class A Common Stock that a record holder of the same number of shares of Class A Common Stock for which a Warrant is exercisable immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event and (b) the exercise price shall be adjusted to equal (1) the exercise price prior to such adjustment multiplied by the number of shares of Class A Common Stock for which a Warrant is exercisable immediately prior to be adjustment divided by (2) the number of shares for which a Warrant is exercisable immediately after such adjustment.
Item 2. Exhibits.

Exhibit No.	Description

4.1*	Form of Warrant Agreement to be entered into by and between Company and Mellon Investor Services LLC, which will become effective upon the Effective Date.

*	Filed herewith

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

NEW FEDERAL-MOGUL CORPORATION,
a Delaware corporation

Date: December 18, 2007	By:	/s/ Robert L. Katz
Robert L. Katz Vice President

EXHIBIT INDEX

Exhibit No.	Description
4.1*	Form of Warrant Agreement to be entered into by and between Company and Mellon Investor Services LLC, which will become effective upon the Effective Date.

*	Filed herewith